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Registration Statement No. 333-132936-14
Securities Act of 1933, Rule 424(b)(2)

The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 14, 2008

PRICING SUPPLEMENT NO. O1 TO
PROSPECTUS SUPPLEMENT DATED MARCH 24, 2008 TO
PROSPECTUS DATED MARCH 29, 2007

$
Credit Suisse
Buffered Cliquets
due August 18, 2009
Linked to the Performance of the S&P 500® Index

Issuer:	Credit Suisse, acting through its Nassau branch
CUSIP:	22546ECL6
Trade Date:	July 14, 2008
Maturity Date:	August 18, 2009, subject to postponement if a market disruption event occurs on the final reference date.
Coupon:	We will not pay interest on the securities being offered by this pricing supplement.
Reference Index:	The index return will be based on the monthly performance of the S&P 500® Index during the term of the securities.
Redemption Amount:
You will receive a redemption amount in cash at maturity that will equal the principal amount of the securities that you hold multiplied by the sum of one plus the index return and the fixed payment percentage. The fixed payment percentage is equal to 9.00%. The index return will be determined as follows:
• If the cliquet return is greater than or equal to zero, the index return will equal the cliquet return.
• If the cliquet return is less than zero but greater than or equal to -10%, the index return will equal zero.
• If the cliquet return is less than -10%, the index return will equal the product of (i) the cliquet return plus 10% and (ii) the downside leverage. In no event will the index return be less than -100%.
Although you will receive at maturity a fixed payment equal to 9.00% of the principal amount of securities that you hold, your principal amount is not protected if the cliquet return is less than -10%. Moreover, because of the downside leverage, you will lose 1.1111% of the principal amount of your securities for every 1% that the cliquet return is less than -10%. As a result, taking into consideration the fixed payment percentage, you could lose up to 91% of your initial investment.
Downside Leverage:	111.11%
Cliquet Return:	The sum of the 13 monthly returns.
Monthly Return:	For each reference date, the monthly return will equal the quotient of (i) the closing level of the reference index on such reference date minus (1) the closing level of the reference index on the immediately preceding reference date, or (2) in the case of the first reference date, the initial index level, divided by (ii) (1) the closing level of the reference index on the immediately preceding reference date, or (2) in the case of the first reference date, the initial index level, but in no event will the monthly return for any reference date be greater than the monthly cap.
Monthly Cap:	3.40%
Initial Index Level:	1239.49
Reference Dates:
The 11th day of each month, commencing on August 11, 2008 and ending on August 11, 2009 (the "final reference date"), subject to adjustment if any such day is not an index business day or upon the occurrence of a market disruption event as described herein.
Listing:	The securities will not be listed on any securities exchange.

    Please refer to "Risk Factors" beginning on page PS-5 of this pricing supplement for risks related to an investment in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the prospectus supplement or prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to the Public	Underwriting Discounts and Commissions	Proceeds to the Company
Per Security	$	$	$
Total	$	$	$

Delivery of the securities in book-entry form only will be made through The Depository Trust Company. We expect that delivery of the securities will be made against payment therefor on or about July 18, 2008, which is the fourth business day after the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on the trade date will be required, by virtue of the fact that the securities initially will not settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

This pricing supplement does not constitute, and may not be used for the purposes of, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such offer or solicitation, and no action is being taken to permit an offering of the securities or the distribution of this pricing supplement in any jurisdiction where such action is prohibited by law.

The securities will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The securities are not deposit liabilities and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

The date of this pricing supplement is July      , 2008.

Additional Terms Specific to the Securities

        You should read this pricing supplement together with the prospectus dated March 29, 2007 and the prospectus supplement dated March 24, 2008 relating to our medium-term notes of which these securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the "Risk Factors" section in this pricing supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

        You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  •
  Prospectus dated March 29, 2007:
   http://www.sec.gov/Archives/edgar/data/1053092/000104746908007941/a2186710z424b2.htm

  •
  Prospectus supplement dated March 24, 2008:
   http://www.sec.gov/Archives/edgar/data/1053092/000104746908003313/a2184026z424b2.htm

        Our Central Index Key, or CIK, on the SEC website is 1053092.

        You should rely only on the information contained in this document or in any documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

        In this pricing supplement, unless otherwise specified or the context otherwise requires, references to "we", "us" and "our" are to Credit Suisse and its consolidated subsidiaries, and references to "dollars" and "$" are to United States dollars.

SUMMARY

        The following is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. You should read this pricing supplement and the accompanying prospectus supplement and prospectus carefully to understand fully the terms of the securities and other considerations that are important to you in making a decision about investing in the securities. You should, in particular, review the section entitled "Risk Factors" in this pricing supplement, which highlights a number of risks related to the securities, to determine whether an investment in the securities is appropriate for you. All of the information set forth below is qualified in its entirety by the detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus.

What are the Buffered Cliquets?

        The Buffered Cliquets, or the securities, are medium-term notes issued by us, the return on which is linked to the monthly performance of the S&P 500 Index which we refer to as the reference index. You will receive a redemption amount in cash at maturity that will equal the principal amount of the securities you hold multiplied by the sum of one plus the index return and the fixed payment percentage. The fixed payment percentage is equal to 9.00%. The index return, calculated as set forth below, will be based on the cliquet return which is equal to the sum of the monthly returns of the reference index, subject to a monthly cap. Although you will receive at maturity a fixed payment equal to 9.00% of the principal amount of securities that you hold, your principal amount is not protected if the cliquet return is less than -10%. Moreover, because of the downside leverage, you will lose 1.1111% of the principal amount of your securities for every 1% that the cliquet return is less than -10%. As a result, taking into consideration the fixed payment percentage, you could lose up to 91% of your initial investment.

Are there risks involved in investing in the securities?

        An investment in the securities involves risks. You should carefully read the section entitled "Risk Factors" in this pricing supplement. An investment in the securities is not principal-protected. You may receive less at maturity than you originally invested in the securities and you could lose a significant portion of your investment.

Will I receive interest on the securities?

        No. You will not receive any interest payments on the securities for the entire term of the securities.

Will I receive any dividend payments on, or have rights in, the stocks comprising the reference index?

        As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks included in the reference index would have.

Will there be an active trading market in the securities?

        The securities will not be listed on any securities exchange. Accordingly, there is no assurance that a liquid trading market will develop for the securities. Credit Suisse Securities (USA) LLC currently intends to make a market in the securities, although it is not required to do so and may stop making a market at any time.

        If you have to sell your securities prior to maturity, you may have to sell them at a substantial loss.

What are the U.S. federal income tax consequences of investing in the securities?

        Please refer to "Certain United States Federal Income Tax Considerations" in this pricing supplement for a discussion of certain U.S. federal income tax considerations for making an investment in the securities.

How is the redemption amount calculated?

        The redemption amount at maturity will equal an amount in dollars per security determined in accordance with the following formula:

redemption amount = principal amount × (1 + index return + fixed payment percentage)

        The fixed payment percentage is equal to 9.00%.

        The index return is expressed as a percentage and is determined as follows:

  •
  If the cliquet return is greater than or equal to zero, the index return will equal the cliquet return.

  •
  If the cliquet return is less than zero but greater than or equal to -10%, the index return will equal zero.

  •
  If the cliquet return is less than -10%, the index return will equal: (cliquet return + 10%) × downside leverage; provided that the index return in no event will be less than -100%.

Although you will receive at maturity a fixed payment equal to 9.00% of the principal amount of securities that you hold, your principal amount is not protected if the cliquet return is less than -10%. Moreover, because of the downside leverage, you will lose 1.1111% of the principal amount of your securities for every 1% that the cliquet return is less than -10%. As a result, taking into consideration the fixed payment percentage, you could lose up to 91% of your initial investment.

        For purposes of calculating the index return:

  •
  The cliquet return is equal to the sum of the 13 monthly returns.

  •
  The monthly return, for each reference date, will equal the quotient of (i) the closing level of the reference index on such reference date minus (1) the closing level of the reference index on the immediately preceding reference date, or (2) in the case of the first reference date, the initial index level, divided by (ii) (1) the closing level of the reference index on the immediately preceding reference date, or (2) in the case of the first reference date, the initial index level, but in no event will the monthly return for any reference date be greater than the monthly cap.

  •
  The monthly cap is equal to 3.40%.

  •
  The downside leverage is equal to 111.11%.

  •
  The reference dates are the 11th day of each month, commencing on August 11, 2008 and ending on August 11, 2009, which we refer to as the final reference date; provided that if any scheduled reference date is not an index business day, such reference date will be the immediately preceding index business day and if a market disruption event occurs or is continuing on any reference date, such reference date will be postponed as described under "Description of the Securities—Market Disruption Events" in this pricing supplement.

        Please refer to "Description of the Securities—Redemption at Maturity" and "—Market Disruption Events" in this pricing supplement.

What are some hypothetical redemption amounts at maturity of the securities?

        The tables below sets forth a sampling of hypothetical redemption amounts at maturity for a $1,000 investment in the securities.

  Scenario 1: Cliquet Return is Positive at Maturity

Month	Monthly Returns	Monthly Returns, Subject to Monthly Cap
1	3.00%	3.00%
2	6.00%	3.40%
3	1.00%	1.00%
4	-1.00%	-1.00%
5	-1.00%	-1.00%
6	0.50%	0.50%
7	0.75%	0.75%
8	3.00%	3.00%
9	2.78%	2.78%
10	-1.50%	-1.50%
11	1.50%	1.50%
12	0.80%	0.80%
13	0.00%	0.00%
	Cliquet Return:	13.23%
	Index Return:	13.23%
	Payment at Maturity = $1,000 × (1 + 13.23% + 9.00%)
	= $1,000 × 122.23%
	= $1,222.30

  Scenario 2: Cliquet Return is Negative but Greater Than or Equal to -10% at Maturity

Month	Monthly Returns	Monthly Returns, Subject to Monthly Cap
1	3.00%	3.00%
2	-6.00%	-6.00%
3	1.00%	1.00%
4	-1.00%	-1.00%
5	-1.00%	-1.00%
6	-0.50%	-0.50%
7	0.75%	0.75%
8	3.00%	3.00%
9	2.78%	2.78%
10	-1.50%	-1.50%
11	-1.50%	-1.50%
12	0.80%	0.80%
13	-0.75%	-0.75%
	Cliquet Return:	-0.92%
	Index Return:	0.00%
	Payment at Maturity = $1,000 × (1 + 0.00% + 9.00%)
	= $1,000 × 109.00%
	= $1,090.00

  Scenario 3: Cliquet Return is Negative and Less Than -10% at Maturity

Month	Monthly Returns	Monthly Returns, Subject to Monthly Cap
1	-3.00%	-3.00%
2	-6.00%	-6.00%
3	1.00%	1.00%
4	-1.00%	-1.00%
5	-1.00%	-1.00%
6	-0.50%	-0.50%
7	0.75%	0.75%
8	-1.90%	-1.90%
9	-1.10%	-1.10%
10	-1.50%	-1.50%
11	-1.50%	-1.50%
12	0.80%	0.80%
13	-0.75%	-0.75%
	Cliquet Return:	-15.70%
	Index Return = (-15.70% + 10.00%) × 111.11%
	= -6.33%
	Payment at Maturity = $1,000 × (1 + -6.33% + 9.00%)
	= $1,000 × 102.67%
	= $1,026.70

  Scenario 4: Cliquet Return is Negative and Less Than -10% at Maturity

Month	Monthly Returns	Monthly Returns, Subject to Monthly Cap
1	-3.00%	-3.00%
2	-6.00%	-6.00%
3	1.00%	1.00%
4	-2.10%	-2.10%
5	-2.75%	-2.75%
6	-3.70%	-3.70%
7	0.50%	0.50%
8	-4.10%	-4.10%
9	-4.25%	-4.25%
10	-3.80%	-3.80%
11	-4.40%	-4.40%
12	0.10%	0.10%
13	-3.75%	-3.75%
	Cliquet Return:	-36.25%
	Index Return = (-36.25% + 10.00%) × 111.11%
	= -29.17%
	Payment at Maturity = $1,000 × (1 + -29.17% + 9.00%)
	= $1,000 × 79.83%
	= $798.30

        These examples are for illustration purposes only and the results shown have been rounded for ease of analysis. The actual index return and your redemption amount at maturity will depend on the monthly performance of the reference index over the term of the securities determined by the calculation agent as provided in this pricing supplement.

RISK FACTORS

        An investment in the securities involves significant risks and is not equivalent to investing directly in the reference index or any of the component stocks comprising the reference index. This section describes significant risks relating to the securities. You should carefully read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus supplement and prospectus before investing in the securities.

The securities are not principal-protected

        An investment in the securities is not principal-protected. If the cliquet return is less than -18.10% and therefore the index return is less than the fixed payment percentage, you will receive less than the principal amount of your securities at maturity and you could lose up to 91% of your initial investment.

The securities are subject to a maximum return and downside leverage

        The return on the securities depends on the index return which is based on the cliquet return. If the cliquet return is positive, the index return will equal the cliquet return which is equal to the sum of the 13 monthly returns. Each monthly return is subject to a monthly cap of 3.40%, so the cliquet return, and therefore the index return, is limited to 44.20%. The return on the securities is limited to 53.20% which is the sum of the fixed payment percentage of 9.00% and the maximum value of the index return. Conversely, if the cliquet return is negative and less than -10%, because of the downside leverage, you will lose 1.1111% of the principal amount of your securities for every 1% that the cliquet return is less than -10%.

The return on the securities is based on the monthly performance of the reference index, each subject to a monthly cap

        The index return is based on the cliquet return which is equal to the sum of the 13 monthly returns. Each monthly return is subject to a monthly cap of 3.40%. Therefore, you will not benefit from any appreciation of the reference index beyond 3.40% during any monthly period (measured from one reference date to the next reference date). For example, the reference index could appreciate by 10.20% over a three-month period. If this were to occur in increments of 3.40% each month for three months (measured from one reference date to the next reference date), you would benefit from the full appreciation of the reference index over such period. However, if the reference index were to remain unchanged for two of the three months in such period and then appreciate by 10.20% in a single month, the cliquet return would reflect two monthly returns of 0.00% and one monthly return of 3.40% (the monthly cap) and you would not benefit from the full appreciation of the reference index over such three month period. In determining the cliquet return, any positive monthly returns could be partially or completely offset by any negative monthly returns. In particular, while positive monthly returns are subject to a monthly cap, there is no limit on the depreciation of the reference index that can be reflected in a negative monthly return. Consequently, in the calculation of the cliquet return, several positive monthly returns, which can each be at most 3.40%, could be completely offset by a large decline of the reference index in a single month (measured from one reference date to the next reference date). Therefore, an investment in the securities is not the same as an investment in a security linked to the reference index where the return is determined on the basis of the change in the level of the reference index as measured from a single point at the beginning of the term of the security to a single point at the end of the term of security.

The securities do not pay interest

        We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the redemption amount at maturity is based on the monthly appreciation or depreciation of the reference index. Because the redemption amount due at maturity may be less than the amount originally invested in the securities, the return on the securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

An investment in the securities is not the same as an investment in the stocks included in the reference index

        The payment of dividends on the stocks that comprise the reference index has no effect on the calculation of the levels of the reference index. In addition, the return on the securities depends on the monthly performance of the reference index, subject to a monthly cap. Therefore, the return on your investment in the securities is not the same as the total return based on the purchase of the stocks included in the reference index. As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks included in the reference index would have. Furthermore, because of the monthly cap on the monthly returns, the amount you receive at maturity on the securities could be less than, if you owned for a similar period, a security directly linked to the performance of the reference index without such a cap.

The formula for determining the redemption amount does not take into account all developments in the reference index in the periods between the reference dates

        Changes in the level of the reference index during the term of the securities between any two reference dates may not be reflected in the calculation of the redemption amount payable at maturity. The calculation agent will calculate the monthly returns for the purpose of determining the redemption amount by reference to the initial index level and the closing levels of the reference index on the reference dates. No other index levels will be taken into account. As a result, you may lose part of your investment even if the reference index has appreciated at certain times during the term of the securities but such appreciation is not reflected in the index level on the reference dates.

There may be little or no secondary market for the securities

        The securities will not be listed on any securities exchange. Accordingly, there is no assurance that a liquid trading market will develop for the securities. Credit Suisse Securities (USA) LLC currently intends to make a market in the securities, although it is not required to do so and may stop making a market at any time. If you have to sell your securities prior to maturity, you may have to sell them at a substantial loss.

You have no recourse to the sponsor of the reference index or the issuers of the stocks comprising the reference index

        You will have no rights against Standard & Poor's as the sponsor of the reference index (the "index sponsor") or against any issuer of a stock included in the reference index. The securities are not sponsored, endorsed, sold or promoted by the index sponsor or any such issuer. Neither the index sponsor nor any such issuer has passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the securities. Neither the index sponsor nor any such issuer makes any representation or warranty, express or implied, to you or any member of the public regarding the advisability of investing in securities generally or the securities particularly, or the ability of the reference index to track general stock performance. The reference index is determined, composed and calculated by the index sponsor without regard to us or the securities and the index sponsor has no obligation to take our needs or your needs into consideration in determining, composing or calculating the reference index.

        Neither the index sponsor nor any issuer of a stock included in the reference index is responsible for, and none of them has participated in the determination of, the timing, prices or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash, and none of them has any liability in connection with the administration, marketing or trading of the securities.

The U.S. federal income tax consequences of the securities are uncertain

        No ruling is being requested from the Internal Revenue Service, or the IRS, with respect to the securities and we cannot assure you that the IRS or any court will agree with the tax treatment described under "Certain United States Federal Income Tax Considerations" in this pricing supplement.

The market value of the securities may be influenced by many factors that are unpredictable

        Many factors, most of which are beyond our control, will influence the value of the securities and the price at which Credit Suisse Securities (USA) LLC may be willing to purchase or sell the securities in the secondary market, including:

  •
  The current level of the reference index.

  •
  Interest and yield rates in the market.

  •
  Economic, financial, political and regulatory or judicial events that affect the companies whose stocks comprise the reference index or stock markets generally and that may affect the appreciation and depreciation of the reference index.

  •
  The volatility of the reference index.

  •
  The time remaining to maturity of the securities.

  •
  The dividend rates on the stocks comprising the reference index.

  •
  Credit Suisse's creditworthiness.

        Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of the impact of any change resulting from another factor or factors.

Our hedging activity may affect the value of the stocks comprising the reference index and therefore the market value of the securities

        We expect to hedge our obligations under the securities through one or more of our affiliates. This hedging activity will likely involve trading in one or more of the stocks comprising the reference index or in other instruments, such as options, swaps or futures, based upon the stocks comprising the reference index. This hedging activity could affect the value of the reference index and therefore the market value of the securities. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Credit Suisse Securities (USA) LLC is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by Credit Suisse Securities (USA) LLC, as a result of dealer discounts, mark-ups or other transaction costs. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the securities declines.

Historical performance of the reference index is not indicative of future performance

        The future performance of the reference index cannot be predicted based on its historical performance. We cannot guarantee that the level of the reference index will increase or that you will not receive at maturity an amount substantially less than the principal amount of the securities or that you will not lose a substantial portion of your initial investment.

Adjustments to the reference index could adversely affect the securities

        The reference index is determined, composed and calculated by the index sponsor without regard to us or the securities and the index sponsor has no obligation to take our needs or your needs into consideration in determining, composing or calculating the reference index. The index sponsor can add, delete or substitute the stocks comprising the reference index or make other methodological changes that could change the value of the reference index at any time. The index sponsor may discontinue or suspend calculation or dissemination of the reference index.

        If one or more of these events occurs, the calculation of the redemption amount at maturity will be adjusted to reflect such event or events. Please refer to "Description of the Securities—Adjustments to the Calculation of the Reference Index." Consequently, any of these actions could adversely affect the redemption amount at maturity and/or the market value of the securities.

There may be potential conflicts of interest

        We, Credit Suisse Securities (USA) LLC and/or any other affiliate may from time to time buy or sell stocks underlying the reference index or derivative instruments related to the reference index for our or their own accounts in connection with our or their normal business practices. Although we do not expect them to, these transactions could affect the price of such stocks and the value of the reference index, and thus affect the market price of the securities.

        In addition, because Credit Suisse International, which is initially acting as the calculation agent for the securities, is an affiliate of ours, potential conflicts of interest may exist between the calculation agent and you, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you.

        Finally, we and our affiliates may, now or in the future, engage in business with any of the issuers of the stocks underlying the reference index, including providing advisory services. These services could include investment banking and mergers and acquisitions advisory services. These activities could present a conflict of interest between us or our affiliates and you. We or our affiliates have also published and expect to continue to publish research reports regarding some or all of the issuers of the stocks underlying the reference index. This research is modified periodically without notice and may express opinions or provide recommendations that may affect the market price of such stocks and/or the levels of the reference index and, consequently, the market price of the securities.

        The original issue price of the securities includes commissions paid to Credit Suisse Securities (USA) LLC and certain costs of hedging our obligations under the securities. The affiliates through which we hedge our obligations under the securities expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates' control, such hedging may result in a profit that is more or less than initially projected.

Assuming no changes in market conditions or any other relevant factors, the value of the securities on the settlement date will be less than the original issue price

        While the payment at maturity described in this pricing supplement is based on the full face amount of your securities, the original issue price of the securities may include commissions paid to agents and will include the cost of hedging our obligations under the securities. Therefore, the value of the securities on the settlement date, assuming no changes in market conditions or other relevant factors, will be less than the original issue price. The inclusion of commissions and hedging costs in the original issue price will also decrease the price, if any, at which we will be willing to purchase the securities after the settlement date. Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

A market disruption event may postpone the maturity date

        In the event that a market disruption event exists on the final reference date, the maturity date of the securities will be postponed to the fifth business day following the day on which the index return has been calculated. Consequently, the existence of a market disruption event could result in a postponement of the maturity date, but no interest or other payment will be payable because of any such postponement. Please refer to "Description of the Securities—Maturity Date" and "—Market Disruption Events" in this pricing supplement.

CREDIT SUISSE

        Credit Suisse, a corporation established under the laws of, and licensed as a bank in, Switzerland, is a wholly-owned subsidiary of Credit Suisse Group. Credit Suisse's registered head office is in Zurich, and it has additional executive offices and principal branches located in London, New York, Hong Kong, Singapore and Tokyo. Credit Suisse's registered head office is located at Paradeplatz 8, CH-8070 Zurich, Switzerland, and its telephone number is 41-44-333-1111.

        Credit Suisse, Nassau branch, was established in Nassau, Bahamas in 1971 and is, among other things, a vehicle for various funding activities of Credit Suisse. The Nassau branch exists as part of Credit Suisse and is not a separate legal entity, although it has independent status for certain tax and regulatory purposes. The Nassau branch is located at Shirley & Charlotte Streets, Bahamas Financial Centre, 4th Floor, P.O. Box N-4928, Nassau, Bahamas, and its telephone number is 242-356-8125.

        For further information about our company, we refer you to the accompanying prospectus supplement and prospectus and the documents referred to under "Incorporation by Reference" on page S-11 of the prospectus supplement and "Where You Can Find More Information" on page 3 of the accompanying prospectus.

USE OF PROCEEDS AND HEDGING

        The proceeds from this offering will be approximately $                                    . We intend to use the proceeds for our general corporate purposes, which may include the refinancing of our existing debt outside Switzerland. We may also use some or all of the proceeds from this offering to hedge our obligations under the securities.

        One or more of our affiliates before and following the issuance of any securities may acquire or dispose of the stocks comprising the reference index or listed or over-the-counter options contracts in, or other derivatives or synthetic instruments related to, the reference index or the stocks comprising the reference index to hedge our obligations under the securities. In the course of pursuing such a hedging strategy, the price at which such positions may be acquired or disposed of may be a factor in determining the level of the reference index. Although we and our affiliates have no reason to believe that our or their hedging activities will have a material impact on the level of the reference index, there can be no assurance that the level of the reference index will not be affected.

        From time to time after issuance and prior to the maturity of any securities, depending on market conditions (including the level of the reference index), in connection with hedging certain of the risks associated with the securities, we expect that one or more of our affiliates will increase or decrease their initial hedging positions using dynamic hedging techniques and may take long or short positions in listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the reference index, or the stocks comprising the reference index. In addition, we or one or more of our affiliates may take positions in other types of appropriate financial instruments that may become available in the future. To the extent that we or one or more of our affiliates have a hedge position in the reference index or the stocks comprising the reference index, we or one or more of our affiliates may liquidate a portion of those holdings at or about the time of the maturity of any securities.

        Depending, among other things, on future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. Our or our affiliates' hedging activities will not be limited to any particular securities exchange or market. The original issue price of the securities will include the commissions paid to Credit Suisse Securities (USA) LLC with respect to the securities and the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.

DESCRIPTION OF THE SECURITIES

General

        The securities are medium-term notes as described in the accompanying prospectus supplement.

Redemption; Defeasance

        The securities are not subject to redemption at our option or repayment at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under "Description of Debt Securities—Defeasance."

Maturity Date

        The maturity date for the securities is specified on the cover of this pricing supplement; however, if a market disruption event exists on the final reference date, as determined by the calculation agent, the maturity date will be determined as discussed below under "—Market Disruption Events." No interest or other payment will be payable because of any postponement of the maturity date.

Redemption at Maturity

        Unless previously purchased by us and cancelled, each security will be redeemed on the maturity date at the cash redemption amount determined in accordance with the following formula:

redemption amount = principal amount × (1 + index return + fixed payment percentage)

        The "fixed payment percentage" is equal to 9.00%.

        The "index return" is expressed as a percentage and is determined as follows:

  •
  If the cliquet return is greater than or equal to zero, the index return will equal the cliquet return.

  •
  If the cliquet return is less than zero but greater than or equal to -10%, the index return will equal zero.

  •
  If the cliquet return is less than -10%, the index return will equal: (cliquet return + 10%) × downside leverage; provided that the index return in no event will be less than -100%.

        For purposes of calculating the index return:

  •
  The "cliquet return" is equal to the sum of the 13 monthly returns.

  •
  The "monthly return", for each reference date, will equal the quotient of (i) the closing level of the reference index on such reference date minus (1) the closing level of the reference index on the immediately preceding reference date, or (2) in the case of the first reference date, the initial index level, divided by (ii) (1) the closing level of the reference index on the immediately preceding reference date, or (2) in the case of the first reference date, the initial index level, but in no event will the monthly return for any reference date be greater than the monthly cap.

  •
  The "monthly cap" is equal to 3.40%.

  •
  The "downside leverage" is equal to 111.11%.

  •
  The reference dates are the 11th day of each month, commencing on August 11, 2008 and ending on August 11, 2009 (the "final reference date"); provided that if any scheduled reference date is not an index business day, such reference date will be the immediately preceding index business day and if a market disruption event occurs or is continuing on any reference date, such reference date will be postponed as described below under "—Market Disruption Events."

        The "closing level" for the reference index will be, on any relevant index business day, the level of the reference index determined by the calculation agent at the "valuation time" for the reference index, which is the time at which the index sponsor calculates the closing level of the reference index on such index business day, as such level is calculated and published by such index sponsor, subject to the provisions described under "—Adjustments to the Calculation of the Reference Index" below.

        An "index business day" is any day that is (or, but for the occurrence of a market disruption event, would have been) a day on which trading is generally conducted on the relevant exchange and related exchanges (each as defined below), other than a day on which one or more of the relevant exchanges or related exchanges is scheduled to close prior to its regular weekday closing time. "Exchange" means the principal exchange on which any stock underlying the reference index is traded. "Related exchange" means any exchange on which futures or options contracts relating to the reference index are traded.

        A "business day" is any day, other than a Saturday, Sunday or a day on which banking institutions in the City of New York are generally authorized or obligated by law or executive order to close.

Market Disruption Events

        If the calculation agent determines that a market disruption event exists in respect of the reference index on a reference date, including the final reference date, then that reference date will be postponed to the first succeeding index business day on which the calculation agent determines that no market disruption event exists in respect of the reference index unless, in respect of the final reference date, the calculation agent determines that a market disruption event exists in respect of the reference index on each of the three index business days immediately following the scheduled final reference date. In that case, (a) the third succeeding index business day following the scheduled final reference date will be deemed to be the final reference date, notwithstanding the market disruption event in respect of the reference index, and (b) the calculation agent will determine the closing level for the reference index on that deemed final reference date in accordance with the formula for and method of calculating the reference index last in effect prior to the commencement of the market disruption event using exchange traded prices on the relevant exchanges (as determined by the calculation agent in its sole and absolute discretion) or, if trading in any security or securities comprising the reference index has been materially suspended or materially limited, its good faith estimate of the prices that would have prevailed on the exchanges (as determined by the calculation agent in its sole and absolute discretion) but for the suspension or limitation, as of the valuation time on that deemed final reference date, of each such security comprising the reference index (subject to the provisions described under "—Adjustments to the Calculation of the Reference Index" below). Any reference date not affected by a market disruption event will be the scheduled reference date.

        In the event that a market disruption event exists in respect of the reference index on the final reference date, the maturity date of the securities will be postponed to the fifth business day following the day as of which the index return has been calculated. No interest or other payment will be payable because of any such postponement of the maturity date.

        A "market disruption event" is, in respect of the reference index, the occurrence or existence on any index business day during the one-half hour period that ends at the relevant valuation time, of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) on:

  (a)
  an exchange in securities that comprise 20% or more of the level of the reference index based on a comparison of (1) the portion of the level of the reference index attributable to each security in which trading is, in the determination of the calculation agent, materially suspended or materially limited relative to (2) the overall level of the reference index, in the case of (1) or (2) immediately before that suspension or limitation;

  (b)
  a related exchange in options contracts on the relevant reference index; or

  (c)
  a related exchange in futures contracts on the relevant reference index;

in the case of (a), (b) or (c) if, in the determination of the calculation agent, such suspension or limitation is material.

Adjustments to the Calculation of the Reference Index

        If the reference index is (a) not calculated and announced by the index sponsor but is calculated and announced by a successor acceptable to the calculation agent or (b) replaced by a successor index using, in the determination of the calculation agent, the same or a substantially similar formula for and method of calculation as used in the reference index, then the reference index will be deemed to be the index so calculated and announced by that successor sponsor or that successor index, as the case may be.

        Upon any selection by the calculation agent of a successor index, the calculation agent will cause notice to be furnished to us, if we are not acting as the calculation agent, and to the trustee, which will provide notice of the selection of the successor index to the registered holders of the securities in the manner set forth below.

        If (x) on or prior to any reference date the index sponsor makes, in the determination of the calculation agent, a material change in the formula for or the method of calculating the reference index or in any other way materially modifies the reference index (other than a modification prescribed in that formula or method to maintain the reference index in the event of changes in the index constituents and other routine events) or (y) on any reference date the index sponsor (or a successor sponsor) fails to calculate and announce the reference index, then the calculation agent will calculate the redemption amount using, in lieu of a published level for the reference index, the level for the reference index as at the valuation time on the relevant reference date as determined by the calculation agent in accordance with the formula for and method of calculating the reference index last in effect prior to that change or failure, but using only those securities that comprised the reference index immediately prior to that change or failure. Notice of adjustment of the reference index will be provided by the trustee in the manner set forth below.

        All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us and the beneficial owners of the securities, absent manifest error.

Events of default and acceleration

        In case an event of default (as defined in the accompanying prospectus) with respect to any securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities (in accordance with the acceleration provisions set forth in the accompanying prospectus) will be determined by the calculation agent and will equal, for each security, the arithmetic average, as determined by the calculation agent, of the fair market value of the securities as determined by at least three but not more than five broker-dealers (which may include Credit Suisse Securities (USA) LLC or any of our other subsidiaries or affiliates) as will make such fair market value determinations available to the calculation agent.

Purchases

        We may at any time purchase any securities, which may, in our sole discretion, be held, sold or cancelled.

Cancellation

        If we purchase any securities and surrender the securities to the trustee for cancellation, the trustee will cancel them. For a further description of procedures regarding global securities representing book-entry securities, we refer you to "Description of Debt Securities—Book-Entry System" in the accompanying prospectus and "Description of Notes—Book-Entry, Delivery and Form" in the accompanying prospectus supplement.

Calculation Agent

        The calculation agent is Credit Suisse International, an affiliate of ours. The calculations and determinations of the calculation agent will be final and binding upon all parties (except in the case of manifest error). The calculation agent will have no responsibility for good faith errors or omissions in its calculations and determinations, whether caused by negligence or otherwise. The calculation agent will not act as your agent. Because the calculation agent is an affiliate of ours, potential conflicts of interest may exist between you and the calculation agent. Please refer to "Risk Factors—There may be potential conflicts of interest."

Further Issues

        We may from time to time, without notice to or the consent of the registered holders of the securities, create and issue further securities ranking on an equal basis with the securities being offered hereby in all respects. Such further securities will be consolidated and form a single series with the securities being offered hereby and will have the same terms as to status, redemption or otherwise as the securities being offered hereby.

Notices

        Notices to holders of the securities will be made by first class mail, postage prepaid, to the registered holders.

THE REFERENCE INDEX

The S&P 500® Index

General

        We have derived all information regarding the S&P 500® Index provided in this pricing supplement from publicly available sources. Such information reflects the policies of Standard & Poor's as stated in such sources, and such policies are subject to change by Standard & Poor's. We do not assume any responsibility for the accuracy or completeness of such information. Standard & Poor's is under no obligation to continue to publish the S&P 500® Index and may discontinue publication of the S&P 500® Index at any time.

        The aggregate market value of the 500 companies included in the S&P 500® Index represented approximately 75% of the market value of the internal database maintained by Standard & Poor's of over 6,985 equities. Standard & Poor's chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the NYSE, which Standard & Poor's uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor's include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

        As of July 11, 2008, the 500 companies included in the S&P 500® Index were divided into 10 Global Industry Classification Sectors. The Global Industry Classification Sectors included (with the number of companies currently included in such sectors indicated in parentheses): Consumer Discretionary (84), Consumer Staples (41), Energy (39), Financials (89), Health Care (52), Industrials (55), Information Technology (71), Materials (29), Telecommunication Services (9) and Utilities (31). Standard & Poor's may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

        The S&P 500® Index does not reflect the payment of dividends on the stocks underlying it and therefore the return on your securities will not be the same as the return you would receive if you were to purchase such underlying stocks and hold them until the maturity date.

Computation of the S&P 500® Index

        On March 21, 2005, Standard & Poor's began to calculate the S&P 500® Index based on a half float adjusted formula, and on September 16, 2005 the S&P 500® Index was fully float adjusted. The criteria employed by Standard & Poor's for selecting stocks for the S&P 500® Index was not changed by the shift to float adjustment. However, the adjustment affects each company's weight in the S&P 500® Index (i.e., its market value).

        Under float adjustment, the share counts used in calculating the S&P 500® Index will reflect only those shares that are available to investors and not all of a company's outstanding shares. Standard & Poor's defines three groups of shareholders whose holdings are subject to float adjustment:

  •
  holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

  •
  holdings by government entities, including all levels of government in the United States or foreign countries; and

  •
  holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations,

    pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

        However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as "exchangeable shares," shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

        For each stock, an investable weight factor ("IWF") is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float adjusted index will then be calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, Standard & Poor's will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

        The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total market value of all 500 S&P 500® component stocks relative to the S&P 500® Index's base period of 1941-43 (the "base period").

        An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

        The actual total market value of the S&P 500® component stocks during the base period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the S&P 500® component stocks by a number called the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index ("index maintenance").

        Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

        To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All index divisor adjustments are made after the close of trading. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require index divisor adjustments.

        The table below summarizes the types of index maintenance adjustments and indicates whether or not an index divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (e.g., 2-for-1)	Shares outstanding multiplied by 2; Stock price divided by 2	No
Share issuance (i.e., change is greater than or equal to 5%)	Shares outstanding plus newly issued shares	Yes
Share repurchase (i.e., change is greater than or equal to 5%)	Shares outstanding minus repurchased shares	Yes
Special cash dividends	Share price minus special dividend	Yes
Company change	Add new company market value minus old company market value	Yes
Rights offering	Price of parent company minus (Price of rights) (Right ratio)	Yes
Spinoffs (if spun-off company is not added to the S&P 500® Index)	Price of parent company minus (Price of spinoff co.) (Share exchange ratio)	Yes
Spinoffs (if spun-off company is added to the S&P 500® Index and another company is removed from the S&P 500® Index)	Add new company market value minus old company market value	Yes
Spinoffs (if spun-off company is added to the S&P 500® Index and no company is removed from the S&P 500® Index)	Add new company market value	No

        Stock splits and stock dividends do not affect the index divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by Standard & Poor's so that there is no change in the market value of the S&P 500® component stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

        Each of the corporate events exemplified in the table requiring an adjustment to the index divisor has the effect of altering the market value of the S&P 500® component stock and consequently of altering the aggregate market value of the S&P 500® component stocks (the "Post-Event Aggregate Market Value"). In order that the level of the S&P 500® Index (the "Pre-Event Index Value") not be affected by the altered market value (whether increase or decrease) of the affected S&P 500® component stock, a new index divisor ("New Divisor") is derived as follows:

Pre-Event Index Value	=	Post-Event Aggregate Market Value New Divisor
New Divisor	=	Post-Event Aggregate Market Value Pre-Event Index Value

        A large part of the index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the index divisor is adjusted to compensate for the net change in the total market value of the S&P 500® Index. In addition, any changes over 5% in the current common shares outstanding for the index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the index divisor.

License Agreement with S&P

        We or one of our affiliates and Standard & Poor's are parties to a non-exclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by Standard & Poor's in connection with certain securities, including these securities. "Standard & Poor's®", "S&P®", "S&P 500®", "Standard & Poor's 500", and "500" are trademarks of Standard & Poor's Corporation and have been licensed for use by Credit Suisse.

        The license agreement between Standard & Poor's and us provides that language substantially the same as the following language must be stated in this pricing supplement:

        The securities are not sponsored, endorsed, sold or promoted by Standard & Poor's Corporation. Standard & Poor's makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the S&P 500® Index to track general stock market performance. The S&P 500® Index is determined, composed and calculated by Standard & Poor's without regard to the Licensee or the securities. Standard & Poor's has no obligation to take the needs of the Licensee or the owners of the securities into consideration in determining, composing or calculating the S&P 500® Index. Standard & Poor's is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued, sold, purchased, written or entered into by Licensee or in the determination or calculation of the equation by which the securities are to be converted into cash. Standard & Poor's has no obligation or liability in connection with the administration, marketing or trading of the securities.

        STANDARD & POOR'S DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. STANDARD & POOR'S MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. STANDARD & POOR'S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FORGOING, IN NO EVENT SHALL STANDARD & POOR'S HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Historical Performance of the Reference Index

        The following table sets forth the published high and low closing levels of the reference index during each calendar quarter from January 1, 2003 through July 11, 2008. The closing level of the reference index on July 11, 2008 was 1239.49. We obtained the closing levels and other information below from Bloomberg Financial Markets, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. You should not take the historical levels of the reference index as an indication of future performance of the reference index or the securities. The level of the reference index may decrease so that you will receive less than your principal amount at maturity. We cannot give you any assurance that the reference index will appreciate during the term of the securities or that you will not receive at maturity an amount substantially less than the principal amount of your securities.

	Low	High	Close		Low	High	Close
S&P®500 Index
2003				2006
First Quarter	800.73	931.66	848.18	First Quarter	1254.78	1307.25	1294.83
Second Quarter	858.48	1011.66	974.50	Second Quarter	1223.69	1325.76	1270.20
Third Quarter	965.46	1039.58	995.97	Third Quarter	1234.49	1339.15	1335.85
Fourth Quarter	1018.22	1111.92	1111.92	Fourth Quarter	1331.32	1427.09	1418.30
2004				2007
First Quarter	1091.33	1157.76	1126.21	First Quarter	1374.12	1459.68	1420.86
Second Quarter	1084.10	1150.57	1140.84	Second Quarter	1424.55	1539.18	1503.35
Third Quarter	1063.23	1129.30	1114.58	Third Quarter	1406.70	1553.08	1526.75
Fourth Quarter	1094.81	1213.55	1211.92	Fourth Quarter	1407.22	1565.15	1468.36
2005				2008
First Quarter	1163.75	1225.31	1180.59	First Quarter	1273.37	1447.16	1322.70
Second Quarter	1137.50	1216.96	1191.33	Second Quarter	1278.38	1426.63	1280.00
Third Quarter	1194.44	1245.04	1228.81	Third Quarter (through
Fourth Quarter	1176.84	1272.74	1248.29	July 11, 2008)	1239.49	1284.91	1239.49

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes certain United States federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code (the "Code"). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are a:

  •
  financial institution,

  •
  mutual fund,

  •
  tax-exempt organization,

  •
  insurance company,

  •
  dealer in securities or foreign currencies,

  •
  person (including traders in securities) using a mark-to-market method of accounting,

  •
  person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

  •
  an entity that is treated as a partnership for U.S. federal income tax purposes.

        The discussion is based upon the Code, law, regulations, rulings and decisions in effect as of the date of this product supplement, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the "IRS") has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

        For purposes of this discussion, the term "U.S. holder" means (1) a person who is a citizen or resident of the United States, (2) a corporation created or organized in or under the laws of the United States or any state thereof or the district of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership holds securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

        You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

        IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY US FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX

CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

U.S. Holders Generally

        The treatment of the securities for U.S. federal income tax purposes is uncertain. The Issuer intends to treat the securities as a prepaid, cash-settled financial contract, with respect to the stocks that comprise the reference index or indices, that is eligible for open transaction treatment for U.S. federal income tax purposes and by purchasing the securities, you agree with us (in the absence of an administrative or judicial ruling to the contrary) to treat your securities for all tax purposes in accordance with such characterization. If your securities are so treated, you should recognize capital gain or loss upon the maturity of your securities (or upon your sale, exchange or other disposition of your securities prior to their maturity) in an amount equal to the difference between the amount realized at such time and your tax basis in the securities. In addition, your tax basis in your securities would generally be equal to the price you paid for them. Capital gain of a noncorporate U.S. holder is generally subject to tax at a maximum rate of 15% if the property is held for more than one year.

        The characterization of the securities as prepaid financial contracts as described above is not free from doubt and it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute "contingent payment debt instruments" that are subject to special tax rules governing the recognition of income over the term of your securities. If the securities were to be treated as contingent debt, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The amount of interest that you would be required to include in income on a current basis would not be matched by cash distributions to you since the securities do not provide for any cash payments during their term. You would recognize gain or loss upon the sale, redemption or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain you recognized upon the sale, redemption or maturity of your securities would be ordinary income and any loss to the extent of interest you included in income in the current or previous taxable years in respect of your securities would be ordinary loss, and thereafter would be capital loss. The Issuer is not responsible for any adverse consequences that a purchaser may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

        You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

Non-U.S. Holders Generally

        In the case of a holder of the securities that is not a U.S. holder and has no connection with the United States other than holding its security (a "non-U.S. holder"), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the securities by a non-U.S. holder will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition.

IRS Notice on Certain Financial Transactions

        On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated that they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on whether, (a) the holder of an instrument such as the securities should be required to accrue income during its term (e.g., under a mark-to-market, accrual or other methodology), (b) income and gain on such an instrument should be ordinary or capital, and (c) foreign holders should be subject to withholding tax on any deemed income accrual.

        Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a non-U.S. holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult their tax advisors regarding Notice 2008-2 and its possible impact on them.

Possible Legislation on Prepaid Forwards

        On December 19, 2007, Representative Richard Neal introduced a tax bill (the "Bill") before the House Ways and Means Committee that would apply to "prepaid derivative contracts" acquired after the date of enactment of the Bill.

        The Bill, if enacted would apply to certain derivative financial contracts with a term of more than one year, where there is no substantial likelihood that the taxpayer will be required to pay any additional amount thereunder and would require the holder of such a contract to include as interest income each year in respect of such contract an amount determined by reference to the monthly federal short-term rate determined under Code Section 1274(d). A holder's tax basis in such contract would be increased by the amount so included. Any gain (either at maturity or upon sale) with respect to contract would be treated as long-term capital gain if the contract is a capital asset in the hands of the holder and such holder has held the contract for more than one year. Any loss would be treated as ordinary loss to the extent of prior interest accruals.

        While the Bill, if enacted, would not apply to the securities (due to its prospective effective date), it is not possible to predict whether any tax legislation that may ultimately be enacted will apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult their tax advisors regarding the Bill and any future tax legislation that may apply to their securities.

Backup Withholding and Information Reporting

        A HOLDER OF THE SECURITIES MAY BE SUBJECT TO INFORMATION REPORTING AND TO BACKUP WITHHOLDING WITH RESPECT TO CERTAIN AMOUNTS PAID TO THE HOLDER UNLESS SUCH HOLDER PROVIDES A CORRECT TAXPAYER IDENTIFICATION NUMBER (OR OTHER PROOF OF AN APPLICABLE EXEMPTION) AND OTHERWISE COMPLIES WITH APPLICABLE REQUIREMENTS OF THE BACKUP WITHHOLDING RULES.

BENEFIT PLAN INVESTOR CONSIDERATIONS

        The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Internal Revenue Code of 1986, (the "Code"), impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans or other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include "plan assets" by reason of any such plan's or arrangement's investment therein (we refer to the foregoing collectively as "Plans") and (d) persons who are fiduciaries with respect to Plans. In addition, certain governmental, church and non-U.S. plans ("Non-ERISA Arrangements") are not subject to Section 406 of ERISA or Section 4975 of the Code, but may be subject to other laws that are substantially similar to those provisions (each, a "Similar Law").

        In addition to ERISA's general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., "parties in interest" as defined in ERISA or "disqualified persons" as defined in Section 4975 of the Code (we refer to the foregoing collectively as "parties in interest") unless exemptive relief is available under an exemption issued by the U.S. Department of Labor. Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. We, and our current and future affiliates, including Credit Suisse Securities (USA) LLC and the calculation agent, may be parties in interest with respect to many Plans. Thus, a Plan fiduciary considering an investment in securities should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code. For example, the securities may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between us and an investing Plan which would be prohibited if we are a party in interest with respect to the Plan unless exemptive relief were available under an applicable exemption.

        In this regard, each prospective purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase securities, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide a limited exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called "service provider exemption"). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the securities.

        Each purchaser or holder of a security, and each fiduciary who causes any entity to purchase or hold a security, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such securities, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding securities on behalf of or with the assets of any Plan or Non-ERISA arrangement; or (ii) its purchase, holding and subsequent disposition of such securities shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law because such purchase, holding and subsequent disposition is covered by PTCE 96-23, 95-60, 91-38, 90-1 or 84-14, the service provider exemption or a similar exemption from a Similar Law prohibition.

        Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the securities. We also refer you to the portions of the accompanying prospectus addressing restrictions applicable under ERISA, the Code and Similar Law.

        Each purchaser of a security will have exclusive responsibility for ensuring that its purchase, holding and subsequent deposition of the security does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the securities would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

UNDERWRITING

        Under the terms and subject to the conditions contained in a distribution agreement, we have agreed to sell $                        principal amount of securities to Credit Suisse Securities (USA) LLC.

        The distribution agreement provides that Credit Suisse Securities (USA) LLC is obligated to purchase all of the securities if any are purchased.

        Credit Suisse Securities (USA) LLC proposes to offer the securities at the offering price and will receive the underwriting discounts and commissions set forth on the cover page of this pricing supplement. Credit Suisse Securities (USA) LLC may allow the same discount on the principal amount per security on sales of such securities by other brokers/dealers. If all of the securities are not sold at the initial offering price, Credit Suisse Securities (USA) LLC may change the public offering price and other selling terms.

        Credit Suisse Securities (USA) LLC intends to make a secondary market in the securities. Any of our broker-dealer subsidiaries or affiliates, including Credit Suisse Securities (USA) LLC, may use this pricing supplement, together with the accompanying prospectus supplement and prospectus, in connection with the offers and sales of securities related to market-making transactions by and through our broker-dealer subsidiaries or affiliates, including Credit Suisse Securities (USA) LLC, at negotiated prices related to prevailing market prices at the time of sale or otherwise. Any of our broker-dealer subsidiaries or affiliates, including Credit Suisse Securities (USA) LLC, may act as principal or agent in such transactions. None of our broker-dealer subsidiaries or affiliates, including Credit Suisse Securities (USA) LLC, has any obligation to make a market in the securities and any broker-dealer subsidiary or affiliate that does make a market in the securities may discontinue any market-making activities at any time without notice, at its sole discretion. No assurance can be given as to the liquidity of the trading market for the securities. The securities will not be listed on a national securities exchange in the United States.

        We reserve the right to withdraw, cancel or modify the offer made hereby without notice.

        Credit Suisse Securities (USA) LLC, the underwriter, is our affiliate. The offering therefore is being conducted in accordance with the applicable provisions of Section 2720 of the NASD, Inc. Conduct Rules.

        We have agreed to indemnify Credit Suisse Securities (USA) LLC against liabilities under the U.S. Securities Act of 1933, as amended, or contribute to payments that Credit Suisse Securities (USA) LLC may be required to make in that respect. We have also agreed to reimburse Credit Suisse Securities (USA) LLC for expenses.

        In connection with the offering, Credit Suisse Securities (USA) LLC may engage in stabilizing transactions and over-allotment transactions in accordance with Regulation M under the Exchange Act.

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  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

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  Over-allotment involves sales by Credit Suisse Securities (USA) LLC in excess of the principal amount of securities Credit Suisse Securities (USA) LLC is obligated to purchase, which creates a short position. Credit Suisse Securities (USA) LLC will close out any short position by purchasing securities in the open market.

        These stabilizing transactions may have the effect of raising or maintaining the market prices of the securities or preventing or retarding a decline in the market prices of the securities. As a result, the prices of the securities may be higher than the prices that might otherwise exist in the open market.

        Credit Suisse Securities (USA) LLC and its affiliates have engaged and may in the future engage in commercial banking and investment banking and other transactions with us and our affiliates in the ordinary course of business.

        The securities may be offered for sale in those jurisdictions in the United States where it is lawful to make such offers.

        Credit Suisse Securities (USA) LLC has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the securities directly or indirectly, or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the securities, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that it will not impose any obligations on us.

        No action has been or will be taken by us or Credit Suisse Securities (USA) LLC that would permit a public offering of the securities or possession or distribution of this pricing supplement and the accompanying prospectus supplement and prospectus in any jurisdiction other than the United States.

        Concurrently with the offering of the securities through Credit Suisse Securities (USA) LLC as described in this pricing supplement, we may issue other securities from time to time as described in the accompanying prospectus supplement and prospectus.

Credit Suisse

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TABLE OF CONTENTS
SUMMARY
RISK FACTORS
CREDIT SUISSE
USE OF PROCEEDS AND HEDGING
DESCRIPTION OF THE SECURITIES
THE REFERENCE INDEX
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
BENEFIT PLAN INVESTOR CONSIDERATIONS
UNDERWRITING